Exhibit 99.1

NEWS RELEASE

Gray Closes on Grand Junction Acquisition

Atlanta, Georgia – November 1, 2013. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that, on October 31, 2013, it consummated its previously announced acquisition from News-Press & Gazette Company (“NPGCo”) of the non-license assets of KJCT(TV) and associated low power television stations (collectively, the “Station”) broadcasting ABC, CW, Telemundo, and local programming.

Simultaneously with Gray’s acquisition of the Station’s non-license assets, Excalibur Broadcasting, LLC (“Excalibur”) acquired the Station’s license assets from NPGCo. At the same time, Gray and Excalibur commenced a shared services arrangement pursuant to which Gray provides back office, engineering, and sales support services to Excalibur.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. In addition, we operate additional television stations in one of our markets that broadcast channels affiliated with ABC, CW, and Telemundo. Our owned and/or operated television stations collectively broadcast twenty-two channels affiliated with the CBS Network, eleven channels affiliated with the NBC Network, nine channels affiliated with the ABC Network and five channels affiliated with the FOX Network. In addition to these “Big 4 Network” channels, our stations broadcast channels affiliated with networks such as MyNetworkTV, CW Network and CW Plus Network, MeTV Network, This TV Network, Live Well Network, Antenna TV, and Telemundo. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

For information contact:
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V.P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Web Site: www.gray.tv